        Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. ANNOUNCES EXCLUSIVE WORLDWIDE LICENSE AGREEMENT WITH DAVID BECKHAM

New York, New York, January 28, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced that it has entered into an exclusive, 20-year worldwide license agreement with David Beckham for the creation, development, production, and distribution of fragrances under the David Beckham brand.

Jean Madar, Chairman and Chief Executive Officer of Interparfums, said, “We are delighted to collaborate with David Beckham, who embodies modern sophistication and timeless elegance shaped by determination, authenticity, and refined taste.

“This milestone agreement further strengthens our relationship with Authentic Brands Group (“Authentic”), the visionary company who co-owns and manages the David Beckham brand. Together, we will blend Beckham’s entrepreneurial influence with our fragrance expertise to inspire a richer world of style and self-expression through scent.

“Guided by our dedication to quality, innovation, and craftsmanship, we will strengthen the global presence of Beckham’s existing fragrance lines and plan to unveil a new signature fragrance by the end of 2029. We estimate that total annual sales will exceed $50 million in the first years under our management.”

Jamie Salter, Founder, Chairman and Chief Executive Officer of Authentic, said, “We are pleased to partner with Interparfums, whose strategic vision, operational excellence, and fragrance expertise are unmatched in the industry. With the incredible success they have achieved with GUESS fragrances, we’re confident they’ll bring the same level of creativity, quality, and long-term value to the Beckham brand.”

David Beckham, said, “With their outstanding reputation for craftsmanship in fragrance, I’m delighted to announce my partnership with Interparfums to evolve my fragrances for the long-term. Together with their world-leading team, we will create products that are distinctive and timeless. I can’t wait to get started.”

Interparfums will assume full global responsibility for David Beckham’s fragrances, effective April 1, 2028.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, Guess, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White joined the Company’s fragrance portfolio in 2026.

About David Beckham:

Sir David Beckham was the first English football player to win league titles in four countries: England, Spain, the United States and France. His career spanned 20 years with some of the most successful clubs in the world: Manchester United, Real Madrid, AC Milan, LA Galaxy, Paris Saint-Germain and the England team, which he captained for six years.

Since retiring from football in 2013, Beckham has worked with world-leading brands including Adidas, Tudor, Hugo Boss, Stella Artois and Sands. In 2018, he became a founder and co-owner of Major League Soccer club Inter Miami CF, the culmination of his lifelong ambition to own a football club and the start of an exciting new chapter.

In February 2022, Authentic, the world’s largest sports and entertainment licensing company, announced a strategic partnership with David Beckham to co-own and manage Beckham’s global brand. In connection with the partnership, David Beckham became a shareholder in ABG and joined a roster of ABG’s growing entertainment portfolio that includes some of the world’s most celebrated athletes and iconic sports brands, such as Muhammad Ali, Shaquille O’Neal, and Sports Illustrated.

Throughout his life, Beckham has been committed to supporting charities and projects that seek to drive change for the better. He has worked with UNICEF for nearly 20 years as a Goodwill Ambassador, a role that promotes and protects the rights of the world’s most vulnerable children. In 2015, David launched the 7 Fund with UNICEF—a unique partnership to give vulnerable and disadvantaged children the opportunity to reach their full potential. In September 2025, he was Knighted by His Majesty King Charles III for his services to sports and charity. At the time of writing, David Beckham has 168million social media followers worldwide.

About Authentic Brands Group:

Authentic Brands Group (Authentic) is a leading sports, media, entertainment and lifestyle platform. As the owner of some of the most iconic and beloved intellectual property in the world, Authentic acquires and invests in brands to create long-term value for all of its stakeholders.

A digital-first, asset-light platform, Authentic sits at the intersection of culture, commerce and technology. It brings brands to life and cultivates fandom through powerful storytelling, premium content and unforgettable live experiences. Together with nearly 2,000 best-in-class licensing partners across 150 countries and an expansive distribution network, Authentic’s brands drive more than $38 billion in annual systemwide retail sales worldwide.

Authentic’s diversified portfolio spans more than 50 brands and reaches nearly one billion social media followers. Its roster includes Reebok, Champion, Shaquille O’Neal, David Beckham, Kevin Hart, Sports Illustrated, Elvis Presley, Muhammad Ali, Marilyn Monroe, Guess?, Aéropostale, Nautica, Eddie Bauer, Lucky Brand, Nine West, Brooks Brothers, Juicy Couture, Vince Camuto, Izod, Van Heusen, Dockers, Ted Baker, Hart Schaffner Marx, Vince, Barneys New York, Judith Leiber, Quiksilver, Spyder, Billabong, Volcom, Roxy, RVCA, DC Shoes, Prince, Sperry and Hunter.

For more information, visit corporate.authentic.com. Follow Authentic on LinkedIn, Instagram and WeChat.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.

Michel Atwood
Chief Financial Officer
(212) 983-2640 www.interparfumsinc.com

The Equity Group Inc.
Devin Sullivan
Investor Relations Counsel
(212) 836-9608 / dsullivan@theequitygroup.com

www.theequitygroup.com